Lindblad Expeditions Holdings, Inc. Reports

2021 Third Quarter Financial Results

Third Quarter 2021 Highlights:

●	Expanded fleet operations with eight of ten owned and operated ships providing expeditions across Alaska, the Galapagos, Iceland and the Pacific Northwest

●	Strong reservations for future travel with 2022 bookings 51% ahead of bookings for 2021 at the same point a year ago and 27% ahead of bookings for 2019 at the same point in 2019

●	Significantly expanded fleet capacity with delivery of the 126-passenger polar vessel the National Geographic Resolution in September 2021

●	Following the quarter, further broadened platform of high-quality experiential travel offerings with the acquisition of leading travel operator Classic Journeys

NEW YORK, November 2, 2021 – Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; the “Company” or “Lindblad”), a global provider of expedition cruises and adventure travel experiences, today reported financial results for the quarter ended September 30, 2021.

Dolf Berle, Chief Executive Officer, said “We are extremely excited to have nearly all of our ships back exploring the world’s most remarkable destinations, providing high-quality and immersive expeditions to our loyal guests. The pent-up demand for authentic adventure travel is evident in both the overwhelmingly positive guest response as we return to destinations that we have been travelling to for decades, as well as in the sustained booking momentum we are generating across our fleet. This momentum also goes beyond our ship-based offerings with our platform of land-based businesses delivering positive earnings in the quarter, capitalizing on the robust demand for experiential travel. As we continue to ramp up existing operations, we have also further expanded our growth opportunities moving forward with the delivery of our fourth polar ship, the National Geographic Resolution, and with the acquisition of leading travel provider Classic Journeys. While not yet fully back to where we were prior to the pandemic, Lindblad is emerging from the pandemic as a vibrant company with a strong balance sheet, real operating momentum and a broader set of opportunities that will allow us to deliver additional shareholder value in the years ahead."

RESUMPTION OF FLEET OPERATIONS AND COVID-19 BUSINESS UPDATE

Return to Operations

The Company resumed ship operations in June 2021 and currently has eight of its ten operating vessels providing expeditions to guests. During June 2021, the Company launched three ships in Alaska and another in the Galapagos, and, during the third quarter, the Company resumed operations on the majority of its remaining vessels with additional ships operating in Alaska, the Galapagos, Iceland and the Pacific Northwest. The Company continues to work with local authorities on plans to operate in additional geographies, including Antarctica, during the remainder of the year and early 2022. As the COVID-19 virus effects travel restrictions in various locations around the world, the Company also continues to work with its guests to reschedule travel plans and refund payments, as applicable, for those expeditions and trips that the Company is not able to operate.

The Company believes there are a variety of strategic advantages that enable it to deploy its ships safely and quickly, while mitigating the risk of COVID-19, as travel restrictions are lifted. The most notable is the size of its owned and operated vessels which range from 48 to 148 passengers, allowing for a highly controlled environment that includes stringent cleaning protocols. The small nature of the Company’s ships also allows it to efficiently and effectively test its guests and crew prior to boarding. Additionally, all guests age 12 and over, crew and staff are required to be fully vaccinated and the majority of expeditions take place in remote locations where human interactions are limited, so there is less opportunity for external influence.

While the Company’s ships were not in operation, the majority of the fleet was being maintained with minimally required crew on-board to ensure they complied with all necessary regulations and could be fully put back into service quickly as needed. Ahead of launching each ship, crew levels were increased as necessary to prepare each vessel for operations as well as for crew training and vaccinations. The Company offices primarily remain closed, and most employees are working remotely to maintain general business operations, provide assistance to existing and potential guests and maintain information technology systems.

The Company continues to adhere to the comprehensive plan implemented in March 2020 to mitigate the impact of COVID-19 and preserve and enhance its liquidity position. Prior to resuming operations, this plan employed a variety of cost reduction and cash preservation measures, including reducing ship and land-based expedition costs, such as capital expenditures, crew payroll, land costs, fuel and food, and meaningfully reducing general and administrative expenses through reduced payroll and the elimination of all non-essential travel, office expenses and discretionary spending. The Company also accessed available capital under existing debt facilities and through the issuance of preferred stock. With the majority of operations resuming, operating costs are ramping back up, but given the continued uncertainty around COVID-19 and given that guest counts have not yet returned to traditional levels, the Company continues to minimize expenditures as appropriate.

Booking Trends

The Company has experienced a substantial negative impact from the COVID-19 virus including elevated cancellations and softness in near-term demand. Despite the COVID-19 impact, we continue to see significant new bookings across the fleet and have substantial advanced reservations for future travel. Bookings for the full year 2022 are 51% ahead of the bookings for 2021 as of the same date a year ago and 27% ahead of the bookings for 2020 as of the same date two years ago.

For voyages that were cancelled or rescheduled, we have offered guests future travel credits or full refunds, and the majority of guests have opted for future travel credits.

Balance Sheet and Liquidity

As of September 30, 2021, the Company had $155.6 million in unrestricted cash and $29.5 million in restricted cash primarily related to deposits on future travel originating from U.S. ports and credit card reserves. During August 2021, the Company received a $21.0 million grant under the Coronavirus Economic Relief for Transportation Services (“CERTS”) Act, which provided grants to eligible motorcoach, school bus, passenger vessel, and pilotage companies. Following the quarter, the Company received an additional $6.0 million representing the remainder of the CERTS grant.

As of September 30, 2021, the Company had a total debt position of $561.8 million and was in compliance with all of its debt covenants. During September 2021, the Company drew down an additional $46.2 million under its second export credit agreement in conjunction with its final payment upon delivery of the National Geographic Resolution. In April 2021, the Company drew down $15.5 million under the second export credit agreement in conjunction with its fourth installment payment for the vessel. Throughout 2021 the Company has taken further steps to amend its credit agreements to provide additional flexibility including:

During June 2021, the Company amended its export credit facilities to, among other things, extend the deferral of scheduled amortization payments of the first export credit facility through December 2021 in the aggregate amount of $15.7 million, extend the effective suspension of the total net leverage ratio covenant through March 2022, increase the interest rate by 50 basis points and annualize EBITDA used in the covenant calculation through December 31, 2022. The deferred principal payments will amortize quarterly over three years starting in March 2022.

During April 2021, the Company amended its term loan and revolving credit agreement to, among other things, extend the waiver of its total net leverage ratio covenant through March 31, 2022, annualize EBITDA used in its covenant calculation through December 31, 2022 and increase the interest rate spreads of the Term Facility, excluding the Main Street Loan and the Revolving Facility, by 50 basis points.

As the Company continues to ramp up operations, monthly cash usage will increase as it incurs costs in operating expeditions, prepares additional ships for return to service and spends to market and advertise upcoming expeditions and trips. The Company also anticipates a significant increase in guest payments as it receives final payments for upcoming expeditions and trips, as well as deposits for new reservations for future travel. Given the dynamic nature of the COVID-19 pandemic, the Company cannot reasonably estimate the potential impacts the pandemic will have on its financial condition, results of operations, cash flows, plans and growth for the foreseeable future. It is unknown when travel restrictions and various border closures will be lifted and what the demand for expedition travel will be once restrictions are no longer in place.

THIRD QUARTER RESULTS

Tour Revenues

Third quarter tour revenues of $64.5 million increased $63.5 million as compared to the same period in 2020. The increase was driven by a $33.1 million increase at the Lindblad segment and a $30.4 million increase at the Land Experiences segment primarily due to the resumption of additional expeditions and trips during the third quarter of 2021. The Land Experiences segment also included the results of Off the Beaten Path LLC (“Off the Beaten Path”) and DuVine Cycling + Adventure Co. (“DuVine”), which were acquired during the first quarter of 2021.

Net Income

Net loss available to stockholders for the third quarter was $25.7 million, $0.50 per diluted share, as compared with net loss available to stockholders of $27.8 million, $0.56 per diluted share, in the third quarter of 2020. The $2.1 million improvement primarily reflects the resumption of additional expeditions and trips, as well as a $4.4 million increase in other income mainly due to the utilization of the CERTS grant for covered expenses. These increases were partially offset by a $2.5 million tax expense in the current year versus a $2.9 million tax benefit in the third quarter of 2020, $1.4 million foreign currency loss in the current year versus a $1.0 million foreign currency gain in the third quarter of 2020 and a $1.5 million increase in interest expense due to additional borrowings and higher rates.

Adjusted EBITDA

Third quarter Adjusted EBITDA loss of $6.6 million improved $10.9 million as compared to the same period in 2020. The increase was driven by a $4.5 million improvement at the Lindblad segment and a $6.4 million improvement at the Land Experiences segment.

Lindblad segment Adjusted EBITDA loss of $11.6 million improved $4.5 million versus the third quarter a year ago, primarily due to the resumption of expeditions, partially offset by higher cost of tours, increased personnel costs and higher marketing spend related to ramping up operations as well as increased credit card commissions related to final payments for upcoming trips and deposits for future travel.

Land Experiences segment Adjusted EBITDA of $5.0 million improved $6.4 million versus the third quarter a year ago, primarily due to additional trips, partially offset by higher cost of tours and increased personnel costs related to the additional departures and increased marketing costs to drive long-term growth initiatives. The Land Experiences segment also included the results of Off the Beaten Path and DuVine, which were acquired during the first quarter of 2021.

	For the three months ended September 30,				For the nine months ended September 30,
(In thousands)	2021	2020	Change	%	2021	2020	Change	%
Tour revenues:
Lindblad	$33,100	$16	$33,084	NM	$40,264	$69,533	$(29,269)	(42%	)
Land Experiences	31,407	1,003	30,404	NM	41,291	12,458	28,833	231%
Total tour revenues	$64,507	$1,019	$63,488	NM	$81,555	$81,991	$(436)	(1%	)
Operating (loss) income:
Lindblad	$(22,282)	$(24,835)	$2,553	10%	$(80,617)	$(54,287)	$(26,330)	(49%	)
Land Experiences	4,630	(1,979)	6,609	NM	(686)	(5,021)	4,335	86%
Total operating loss	$(17,652)	$(26,814)	$9,162	34%	$(81,303)	$(59,308)	$(21,995)	(37%	)
Adjusted EBITDA:
Lindblad	$(11,596)	$(16,088)	$4,492	28%	$(51,382)	$(29,001)	$(22,381)	(77%	)
Land Experiences	5,001	(1,382)	6,383	NM	1,017	(3,368)	4,385	NM
Total adjusted EBITDA	$(6,595)	$(17,470)	$10,875	62%	$(50,365)	$(32,369)	$(17,996)	(56%	)

STRATEGIC GROWTH INITIATIVES

The Company expanded its travel offerings in September 2021 with the delivery of the National Geographic Resolution, which will allow us to further capitalize on the demand for high quality adventure travel and broaden the immersive and authentic itineraries we offer to our guests. The National Geographic Resolution joins her sister ship, the National Geographic Endurance, as well as the National Geographic Explorer and the National Geographic Orion, to dramatically increase the polar capacity of the Company. The new vessel is capable of exploring deep into the Arctic and Antarctic, and its Ulstein X-BOW® design allows for greater comfort and speed through rough waters.

Following quarter end, the Company acquired Classic Journeys, LLC (“Classic Journeys”) a leading luxury cultural walking tour company, further broadening Lindblad’s platform of high-quality experiential product offerings in robust adventure travel sectors. Classic Journeys provides world-class luxury walking tours focusing on engaging experiences that immerse guests into the history and culture of the places they are exploring and the people who live there. Classic Journeys’ tours are highlighted by expert and well-connected local guides who live in the regions being explored, luxury boutique accommodations and handcrafted itineraries curated through years of local connections and experience.

The acquisition of Classic Journeys follows the Company’s first quarter 2021 acquisitions of DuVine, a leading luxury cycling and adventure travel company, and Off the Beaten Path, a leading active travel operator with a specialization in U.S. National Parks. Similar to the acquisition of Natural Habitat, Inc. (“Natural Habitat”), the Company will leverage its experience and resources to accelerate the growth of these unique and profitable businesses and capitalize on the growing demand for authentic and immersive adventure travel. The aggregate purchase price of these three majority interests was approximately $23.4 million and was financed through $21.6 million in cash and Lindblad stock of $1.8 million.

STOCK AND WARRANT REPURCHASE PLAN

The Company currently has a $35 million stock repurchase plan in place. During the third quarter, the Company did not repurchase any shares. As of November 2, 2021, the Company had repurchased 6.0 million warrants and 875,218 shares under the plan for a total of $23.0 million and had $12.0 million remaining under the plan. As of November 1, 2021, there were 50.2 million shares common stock outstanding. The Company has currently suspended all stock repurchases given the uncertainty surrounding COVID-19 and restrictions related to the Main Street Expanded Loan Facility.

FINANCIAL OUTLOOK

The COVID-19 pandemic has had, and will continue to have, a significant impact on the Company’s financial position and results of operation. Given the continued uncertainty around the COVID-19 pandemic, the Company is not providing a full year outlook regarding results of operations at this time and will update its expectations when it has more clarity around the timing of and extent of future operations.

NON-GAAP FINANCIAL MEASURES

The Company uses a variety of operational and financial metrics, including non-GAAP financial measures such as Adjusted EBITDA, Occupancy, Net Yields and Net Cruise Costs, to enable it to analyze its performance and financial condition. The Company utilizes these financial measures to manage its business on a day-to-day basis and believes that they are the most relevant measures of performance. Some of these measures are commonly used in the cruise and tourism industry to evaluate performance. The Company believes these non-GAAP measures provide expanded insight to assess revenue and cost performance, in addition to the standard GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures, and as such, they may not be comparable to measures used by other companies within the industry.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The definitions of non-GAAP financial measures along with a reconciliation of non-GAAP financial information to GAAP are included in the supplemental financial schedules.

Conference Call Information

The Company has scheduled a conference call at 8:30 a.m. Eastern Time on November 2, 2021, to discuss the earnings of the Company. The conference call can be accessed by dialing (844) 378-6487 (United States), (855) 669-9657 (Canada) or (412) 542-4182 (outside the U.S.). A replay of the call will be available at the Company’s investor relations website, investors.expeditions.com.

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that focuses on ship-based voyages through its Lindblad Expeditions brand and on land-based travel through its subsidiaries, Natural Habitat Adventures, Off the Beaten Path, DuVine and Classic Journeys.

Lindblad Expeditions works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership’s educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

Natural Habitat partners with the World Wildlife Fund to offer and promote conservation and sustainable travel that directly protects nature. Natural Habitat’s adventures include polar bear tours in Churchill, Canada, Alaskan grizzly bear adventures and African safaris.

Classic Journeys is a luxury cultural walking tour company that operates a portfolio of curated tours centered around cinematic walks led by expert local guides. Classic Journeys offers active small-group and private custom journeys in over 50 countries around the world.

DuVine designs and leads luxury bike tours in the world’s most amazing destinations, from Italy’s sun-bleached villages and the medieval towns of Provence to Portugal’s Douro Valley and the vineyards of Napa, California. Guests bike, eat, drink, and sleep their way through these regions and many more while sampling the finest cuisine, hotels, and wine.

Off the Beaten Path is an outdoor, active travel company offering guided small group adventures and private custom journeys that connect travelers with the wild nature and authentic culture of their destinations. Off the Beaten Path’s trips extend across the globe, with a focus on exceptional national park experiences in the Rocky Mountains, Desert Southwest, and Alaska.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the Company’s financial projections and may also generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe the Company’s financial guidance or future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected. Many of these risks and uncertainties are currently amplified by, and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following: (i) suspended operations and disruptions to our business and operations related to the novel corona virus COVID-19; (ii) the impacts of the novel coronavirus COVID-19 on our financial condition, liquidity, results of operations, cash flows, employees, plans and growth; (iii) the impacts of the novel coronavirus COVID-19 on future travel and the cruise and airline industries in general; (iv) unscheduled disruptions in our business due to travel restrictions, weather events, mechanical failures, pandemics or other events; (v) changes adversely affecting the business in which we are engaged; (vi) management of our growth and our ability to execute on our planned growth; (vii) our business strategy and plans; (viii) our ability to maintain our relationship with National Geographic; (ix) compliance with new and existing laws and regulations, including environmental regulations and travel advisories and restrictions; (x) compliance with the financial and/or operating covenants in our debt arrangements; (xi) adverse publicity regarding the cruise industry in general; (xii) loss of business due to competition; (xiii) the result of future financing efforts; (xiv) delays and costs overruns with respect to the construction and delivery of newly constructed vessels; (xv) the inability to meet revenue and Adjusted EBITDA projections; and (xvi) those risks described in the Company’s filings with the SEC. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect the Company’s performance may be found in its filings with the SEC, which are available at http://www.sec.gov or at http://www.expeditions.com in the Investor Relations section of the Company’s website.

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	As of September 30, 2021	As of December 31, 2020
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$155,562	$187,531
Restricted cash	29,474	16,984
Marine operating supplies	5,894	5,473
Inventories	2,122	2,168
Prepaid expenses and other current assets	27,078	17,014
Total current assets	220,130	229,170

Property and equipment, net	547,771	482,673
Goodwill	32,772	22,105
Intangibles, net	10,165	4,817
Deferred tax asset	8,188	5,539
Right-to-use lease assets	4,230	5,082
Other long-term assets	7,374	8,063
Total assets	$830,630	$757,449

LIABILITIES
Current Liabilities:
Unearned passenger revenues	$189,641	$120,737
Accounts payable and accrued expenses	48,317	22,341
Lease liabilities - current	1,418	1,475
Long-term debt - current	20,260	11,255
Total current liabilities	259,636	155,808

Long-term debt, less current portion	526,857	471,359
Lease liabilities	3,124	3,915
Other long-term liabilities	95	90
Total liabilities	789,712	631,172

COMMITMENTS AND CONTINGENCIES
Series A redeemable convertible preferred stock, 165,000 shares authorized; 85,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	87,785	83,825
Redeemable noncontrolling interest	10,134	7,494
	97,919	91,319

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; 85,000 Series A shares issued and outstanding as of September 30, 2021 and December 31, 2020	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized; 50,191,647 and 49,905,512 issued, 50,146,407 and 49,818,676 outstanding as of September 30, 2021 and December 31, 2020, respectively	5	5
Additional paid-in capital	52,146	48,127
Accumulated deficit	(108,411)	(11,572)
Accumulated other comprehensive loss	(741)	(1,602)
Total stockholders' (deficit) / equity	(57,001)	34,958
Total liabilities, mezzanine equity and stockholders' equity	$830,630	$757,449

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

                                                                  (unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020

Tour revenues	$64,507	$1,019	$81,555	$81,991

Operating expenses:
Cost of tours	45,600	8,075	73,270	62,988
General and administrative	17,023	9,145	46,123	36,170
Selling and marketing	10,213	2,128	17,680	18,413
Depreciation and amortization	9,323	8,485	25,785	23,728
Total operating expenses	82,159	27,833	162,858	141,299

Operating loss	(17,652)	(26,814)	(81,303)	(59,308)

Other (expense) income:
Interest expense, net	(6,063)	(4,529)	(17,436)	(11,763)
(Loss) gain on foreign currency	(1,434)	989	(1,165)	(6,334)
Other income (expense)	4,357	(74)	4,362	(188)
Total other expense	(3,140)	(3,614)	(14,239)	(18,285)

Loss before income taxes	(20,792)	(30,428)	(95,542)	(77,593)
Income tax expense (benefit)	2,507	(2,893)	(2,648)	(7,664)

Net loss	(23,299)	(27,535)	(92,894)	(69,929)
Net income (loss) attributable to noncontrolling interest	1,039	(156)	(17)	(956)
Net loss attributable to Lindblad Expeditions Holdings, Inc.	(24,338)	(27,379)	(92,877)	(68,973)
Series A redeemable convertible preferred stock dividend	1,340	425	3,962	425

Net loss available to stockholders	$(25,678)	$(27,804)	$(96,839)	$(69,398)

Weighted average shares outstanding
Basic	50,110,188	49,779,525	50,013,191	49,715,663
Diluted	50,110,188	49,779,525	50,013,191	49,715,663

Undistributed loss per share available to stockholders:
Basic	$(0.50)	$(0.56)	$(1.87)	$(1.40)
Diluted	$(0.50)	$(0.56)	$(1.87)	$(1.40)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the nine months ended September 30,
	2021	2020
Cash Flows From Operating Activities
Net loss	$(92,894)	$(69,929)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	25,785	23,728
Amortization of National Geographic fee	-	727
Amortization of deferred financing costs and other, net	2,364	1,549
Amortization of right-to-use lease assets	4	149
Stock-based compensation	4,146	1,911
Deferred income taxes	(2,648)	(7,710)
Loss on foreign currency	1,165	6,334
Changes in operating assets and liabilities
Marine operating supplies and inventories	(375)	589
Prepaid expenses and other current assets	(8,902)	6,320
Unearned passenger revenues	62,922	(18,362)
Other long-term assets	658	698
Other long-term liabilities	4,857	(4,949)
Accounts payable and accrued expenses	24,438	(12,794)
Net cash provided by (used in) operating activities	21,520	(71,739)

Cash Flows From Investing Activities
Purchases of property and equipment	(89,114)	(152,791)
Acquisition (net of cash acquired)	(7,177)	-
Net cash used in investing activities	(96,291)	(152,791)

Cash Flows From Financing Activities
Proceeds from long-term debt	61,720	183,339
Repayments of long-term debt	(1,530)	(1,500)
Payment of deferred financing costs	(3,135)	(4,877)
Repurchase under stock-based compensation plans and related tax impacts	(1,763)	(393)
Proceeds from Series A preferred stock issuance	-	85,000
Repurchase of warrants and common stock	-	(127)
Net cash provided by financing activities	55,292	261,442
Net decrease in cash, cash equivalents and restricted cash	(19,479)	36,912
Cash, cash equivalents and restricted cash at beginning of period	204,515	109,258

Cash, cash equivalents and restricted cash at end of period	$185,036	$146,170

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$13,300	$12,418
Income taxes	$54	$650
Non-cash investing and financing activities:
Non-cash preferred share dividend	$3,962	$-
Shares issued for acquisition	$1,770	$-

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands)
(unaudited)

Reconciliation of Net Income to Adjusted EBITDA

Consolidated	For the three months ended September 30,		For the nine months ended September 30,
(In thousands)	2021	2020	2021	2020
Net loss	$(23,299)	$(27,535)	$(92,894)	$(69,929)
Interest expense, net	6,063	4,529	17,436	11,763
Income tax expense (benefit)	2,507	(2,893)	(2,648)	(7,664)
Depreciation and amortization	9,323	8,485	25,785	23,728
Loss (gain) on foreign currency	1,434	(989)	1,165	6,334
Other (income) expense	(4,357)	74	(4,362)	188
Stock-based compensation	1,406	310	4,146	1,911
National Geographic fee amortization	-	-	-	727
Other	328	549	1,007	573
Adjusted EBITDA	$(6,595)	$(17,470)	$(50,365)	$(32,369)

Reconciliation of Operating (Loss) Income to Adjusted EBITDA Lindblad Segment
	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Operating loss	$(22,282)	$(24,835)	$(80,617)	$(54,287)
Depreciation and amortization	8,928	7,888	24,618	22,075
Stock-based compensation	1,406	310	4,012	1,911
National Geographic fee amortization	-	-	-	727
Other	352	549	605	573
Adjusted EBITDA	$(11,596)	$(16,088)	$(51,382)	$(29,001)

Land Experiences Segment
	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Operating income (loss)	$4,630	$(1,979)	$(686)	$(5,021)
Depreciation and amortization	395	597	1,167	1,653
Stock-based compensation	-	-	134	-
Other	(24)	-	402	-
Adjusted EBITDA	$5,001	$(1,382)	$1,017	$(3,368)

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross Yield, Net Yield and guest metrics)
(unaudited)

Reconciliation of Free Cash Flow to Net Cash Provided by (Used in) Operating Activities	For the nine months ended September 30,
	2021	2020
Net cash provided by (used in) operating activities	$21,520	$(71,739)
Less: purchases of property and equipment	(89,114)	(152,791)
Free Cash Flow	$(67,594)	$(224,530)

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Available Guest Nights	35,251	-	41,474	51,624
Guest Nights Sold	28,829	-	33,749	46,050
Occupancy	82%	-	81%	89%
Maximum Guests	5,493	-	6,514	6,512
Number of Guests	4,418	-	5,236	5,564
Voyages	75	-	89	85

Calculation of Gross Yield per Available Guest Night and Net Yield per Available Guest Night	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Guest ticket revenues	$32,325	$-	$38,087	$60,351
Other tour revenue	775	16	2,177	9,182
Tour Revenues	33,100	16	40,264	69,533
Less: Commissions	(2,705)	(818)	(3,248)	(8,080)
Less: Other tour expenses	(1,545)	(308)	(2,611)	(7,021)
Net Yield	$28,850	$(1,110)	$34,405	$54,432
Available Guest Nights	35,251	-	41,474	51,624
Gross Yield per Available Guest Night	$939	NM	$971	$1,347
Net Yield per Available Guest Night	818	NM	830	1,054

LINDBLAD EXPEDITIONS HOLDINGS, INC. AND SUBSIDIARIES
Supplemental Financial Schedules
(In thousands, except for Available Guest Nights, Gross and Net Cruise cost Per Available Guest Night and guest metrics)
(unaudited)

Calculation of Gross Cruise Cost and Net Cruise Cost Lindblad Segment	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Cost of tours	$25,842	$7,534	$48,282	$55,237
Plus: Selling and marketing	8,382	1,678	13,659	16,862
Plus: General and administrative	12,230	7,751	34,322	29,646
Gross Cruise Cost	46,454	16,963	96,263	101,745
Less: Commissions	(2,705)	(818)	(3,248)	(8,080)
Less: Other tour expenses	(1,545)	(308)	(2,611)	(7,021)
Net Cruise Cost	42,204	15,837	90,404	86,644
Less: Fuel Expense	(2,357)	(1,026)	(3,880)	(4,350)
Net Cruise Cost Excluding Fuel	39,847	14,811	86,524	82,294
Non-GAAP Adjustments:		-
Stock-based compensation	(1,406)	(310)	(4,012)	(1,911)
National Geographic fee amortization	-	-	-	(727)
Other	(328)	(549)	(1,007)	(573)
Adjusted Net Cruise Cost Excluding Fuel	$38,113	$13,952	$81,505	$79,083
Adjusted Net Cruise Cost	$40,470	$14,978	$85,385	$83,433

Operational and Financial Metrics

Adjusted EBITDA is net income (loss) excluding depreciation and amortization, net interest expense, other income (expense), income tax (expense) benefit, (gain) loss on foreign currency, (gain) loss on transfer of assets, reorganization costs, and other supplemental adjustments. Other supplemental adjustments include certain non-operating items such as stock-based compensation, executive severance costs, the National Geographic fee amortization, debt refinancing costs, acquisition-related expenses and other non-recurring charges. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense, and other operating income and expense. We believe Adjusted EBITDA helps provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements, such as unearned passenger revenues, capital expenditures and related depreciation, principal and interest payments, and tax payments. Our use of Adjusted EBITDA may not be comparable to other companies within the industry.

The following metrics apply to the Lindblad segment:

Adjusted Net Cruise Cost represents Net Cruise Cost adjusted for Non-GAAP other supplemental adjustments which include certain non-operating items such as stock-based compensation, the National Geographic fee amortization and acquisition-related expenses.

Available Guest Nights is a measurement of capacity and represents double occupancy per cabin (except single occupancy for a single capacity cabin) multiplied by the number of cruise days for the period. We also record the number of guest nights available on our limited land programs in this definition.

Gross Cruise Cost represents the sum of cost of tours plus selling and marketing expenses, and general and administrative expenses.

Gross Yield per Available Guest Night represents tour revenues divided by Available Guest Nights.

Guest Nights Sold represents the number of guests carried for the period multiplied by the number of nights sailed within the period.

Maximum Guests is a measure of capacity and represents the maximum number of guests in a period and is based on double occupancy per cabin (except single occupancy for a single capacity cabin).

Net Cruise Cost represents Gross Cruise Cost excluding commissions and certain other direct costs of guest ticket revenues and other tour revenues.

Net Cruise Cost Excluding Fuel represents Net Cruise Cost excluding fuel costs.

Net Yield represents tour revenues less commissions and direct costs of other tour revenues.

Net Yield per Available Guest Night represents Net Yield divided by Available Guest Nights.

Number of Guests represents the number of guests that travel with us in a period.

Occupancy is calculated by dividing Guest Nights Sold by Available Guest Nights.

Voyages represent the number of ship expeditions completed during the period.